Exhibit 16.5

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

April 3, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for DPL Inc. and subsidiaries (DPL) and, under the date of March 27, 2012, we reported on the consolidated financial statements of DPL for the period from January 1, 2011 through November 27, 2011 and as of and for the year ended December 31, 2010. On December 2, 2011, we were notified that DPL engaged Ernst & Young LLP as its principal accountant for the period from November 28, 2011 through December 31, 2011 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of DPL’s consolidated financial statements for the period from January 1, 2011 through November 27, 2011, and the issuance of our report thereon. On March 27, 2012, we completed our audit and the auditor-client relationship ceased. We have read DPL’s statements included under Item 4.01 of its Form 8-K/A dated April 3, 2012, and we agree with such statements except that we are not in a position to agree or disagree with DPL’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on DPL’s consolidated financial statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity